Exhibit 99.1

Knology Reports Continued Growth in First Quarter 2009

WEST POINT, Ga.--(BUSINESS WIRE)--May 7, 2009--Knology, Inc. (Nasdaq: KNOL):

First Quarter Highlights:

  Knology added 8,752 connections during the first quarter 2009, including growth in all three service offerings as well as increases in both residential and business connections. Data, video and voice connections grew 5,199, 2,555, and 998, respectively, while residential and business connections grew 7,033 and 1,719, respectively.
  Revenue increased to $104.7 million for the first quarter 2009, up 3.3% compared to the same period one year ago.
  EBITDA, as adjusted, increased to $35.3 million for the first quarter 2009, representing an increase of 6.3% compared to the same period in 2008.
  EBITDA margin improved to 33.7% for the first quarter, representing an increase of 100 basis points compared to 32.7% for the same period in 2008.
  GAAP operating income increased to $11.0 million for the first quarter 2009, representing an increase of 30.3% compared to the same period one year ago.
  Capital expenditure investment of $14.9 million in the first quarter 2009 was consistent with capital expenditures of $14.9 million in the same period last year.
  Churn improved 10 basis points to 2.3% in the first quarter of 2009 compared to 2.4% in the first quarter of 2008.
  In January 2009, the Company made an additional $8.9 million principal payment on the outstanding term loan in accordance with the excess cash flow provisions of the credit facility.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the first quarter ended March 31, 2009. Total revenue for the first quarter of 2009 was $104.7 million compared to revenue of $103.6 million for the previous quarter and $101.3 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $35.3 million for the first quarter of 2009. EBITDA, as adjusted, was $35.2 million in the previous quarter and $33.2 million in the first quarter of 2008.

Knology reported a net loss for the first quarter of 2009 of $2.3 million or $(0.06) per share, compared with a net loss of $2.1 million, or $(0.06) per share for the previous quarter and $3.2 million, or $(0.09) per share for the first quarter of 2008. The first quarter of 2009 included a $4.0 million non-cash net charge related to a change in the accounting treatment for Knology’s interest rate swaps. Excluding this expense, Knology posted net income of $1.7 million, or $0.05 per share.

Total connections increased 8,752 during the first quarter of 2009 to 685,546 as of quarter end. The company added 5,199 data connections, 2,555 video connections and 998 voice connections during the quarter. Average monthly revenue per connection was $51.14, compared to $50.52 for the first quarter of 2008 and $51.25 in the previous quarter. Average monthly connection churn improved to 2.3%, compared to churn of 2.4% for the same period one year ago and 2.4% in the previous quarter.

“We are off to a solid start in 2009 with the business performing well during the first quarter,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “We were pleased with both the sales activity and the lower seasonal churn environment, resulting in strong net connection additions during the first quarter. Although we are entering the seasonally slower second quarter period, we believe the Company is well positioned for the long term. We will continue to focus on the financial and operational fundamentals of our business, including taking good care of our customers. We believe this focus will ultimately drive increases in shareholder value.”

M. Todd Holt, President and Chief Financial Officer of Knology, Inc. added, “Our EBITDA, as adjusted results and capital expenditures, including the fill-in investment, are tracking to plan, and our business continues to benefit from a very simple and efficient capital structure. We are comfortable with the liquidity and leverage profile of the business and believe that the Company is well positioned to deliver healthy free cash flow on a go forward basis.”

First Quarter Key Operating Metrics

	Q1	Q1%	Change
	2009	2008	vs. Q1 2008
Marketable Homes Passed	923,533	911,787	1.3%

Connections
Video	235,332	233,006	1.0%

Voice
On-Net	242,714	242,703	0.0%
Off-Net	5,466	5,991	(8.8)%
Total Telephone	248,180	248,694	(0.2)%

Data
High Speed Data	200,470	185,057	8.3%
Dial-Up	1,564	2,625	(40.4)%
Total Data	202,034	187,682	7.6%

Total On-Net Connections	678,516	660,766	2.7%
Total Connections	685,546	669,382	2.4%

Residential Connections	582,761	574,354	1.5%
Business Connections	102,785	95,028	8.2%

Average Monthly Revenue
Per Connection	$51.14	$50.52
Average Monthly Connection
Churn	2.3%	2.4%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the first quarter 2009, which will be broadcast live over the Internet, on Thursday, May 7, 2009 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the conference call free over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com. Also, two hours after the conclusion of the call, a telephonic replay will be available through midnight on Thursday, May 14, by dialing 719-457-0820. You will need to refer to Replay Passcode 5007454.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the South Dakota region. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measures EBITDA, as adjusted, and EBITDA margin. EBITDA, as adjusted, is calculated as net loss before interest; taxes; depreciation and amortization; non-cash stock compensation; restructuring expense; gain on interest rate swaps; amortization of deferred loss on interest rate swaps; and other expense (income). A reconciliation of EBITDA, as adjusted, to net loss for the three month periods ended March 31, 2008 and 2009 is attached to this press release. EBITDA margin is calculated as EBITDA, as adjusted, divided by total revenue for the relevant period. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three months ended March 31, 2008 and 2009 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc. Consolidated Statements of Operations (Unaudited) (In Thousands, Except Share and Per Share Data)

	Three Months Ended
	March 31,
	2009	2008
Operating Revenues:
Video	$45,604	$42,364
Voice	32,710	34,722
Data	24,472	22,643
Other	1,897	1,608
Total Revenue	104,683	101,337

Direct costs	32,679	31,370
Selling, general and administrative
expenses	38,346	37,683
Depreciation and amortization	22,680	23,862
Operating income	10,978	8,422

Interest income	141	231
Interest expense	(9,499)	(11,919)
Gain on interest rate swaps	706	0
Amortization of deferred loss on interest rate swaps	(4,698)	0
Other income, net	99	72
Net Loss	$(2,273)	$(3,194)

Basic and diluted net loss per share	$(0.06)	$(0.09)

Weighted average shares outstanding	35,693,906	35,398,097

Knology, Inc. Condensed Consolidated Balance Sheets (In Thousands)

	3/31/09
ASSETS	(unaudited)	12/31/2008

Current assets:
Cash and cash equivalents	$35,493	$57,362
Restricted cash	525	680
Certificates of deposit	20,155	0
Accounts receivable, net	31,635	32,641
Prepaid expenses and other	4,485	2,177
Total current assets	92,293	92,860

Property, plant & equipment, net	372,219	379,710
Investments	2,536	2,536
Debt issuance costs, net	7,784	8,461
Goodwill, intangible assets and other	160,448	159,851

Total assets	$635,280	$643,418

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long term debt	$7,552	$7,615
Accounts payable	25,327	24,876
Accrued liabilities	18,676	20,405
Unearned revenue	15,003	14,289
Total current liabilities	66,558	67,185

Long term debt, net of current portion	593,321	604,068
Interest rate swaps	27,916	28,622
Total liabilities	687,795	699,875

Common stock	358	357
Additional paid in capital	596,359	594,843
Accumulated other comprehensive income	(23,924)	(28,622)
Accumulated deficit	(625,308)	(623,035)
Total stockholders’ deficit	(52,515)	(56,457)
Total liabilities and stockholders’
equity	$635,280	$643,418

Knology, Inc. Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Loss Unaudited (In Thousands)

	Three months	Three months
	ended	ended
	March 31,	March 31,
	2009	2008
Net loss	$(2,273)	$(3,194)
Depreciation and amortization	22,680	23,862
Non-cash stock compensation	1,507	572
Restructuring expense	87	311
Interest expense, net	9,358	11,688
Gain on interest rate swaps	(706)	0
Amortization of deferred loss on interest rate swaps	4,698	0
Other income	(99)	(72)
EBITDA, as adjusted	$35,252	$33,167
Cash interest paid, net (see Note)	(13,030)	(11,071)
Capitalized expenditures	(14,888)	(14,928)
Free cash flow (see Note)	$7,334	$7,168

Note: The three months ended March 31, 2009 amounts include five months of interest payments on the $555 million term loan due to the related interest contracts. Pro forma cash interest paid, net, and free cash flow using three months of interest payments on the $555 million term loan are approximately $9,141 and $11,223, respectively, for the first quarter 2009.

CONTACT:
Knology, Inc.
M. Todd Holt, 706-645-8752
President and Chief Financial Officer
todd.holt@knology.com